Exhibit 99.1

News Release
CONTACT:
Greg Powell
Vice President, Investor Relations
B/E Aerospace
(561) 791-5000 ext. 1450

B/E AEROSPACE REPORTS RECORD SECOND QUARTER 2012 RESULTS;
REVENUES, OPERATING EARNINGS, NET EARNINGS AND EPS
WERE ALL RECORDS FOR ANY QUARTER

WELLINGTON, FL, July 24, 2012 – B/E Aerospace (Nasdaq: BEAV), the world’s leading manufacturer of aircraft cabin interior products and the world’s leading distributor of aerospace fasteners and consumables, today announced second quarter 2012 financial results.

SECOND QUARTER 2012 HIGHLIGHTS VERSUS SECOND QUARTER PRIOR YEAR

•	Revenues of $768.1 million increased 26.1 percent.

•
Operating earnings of $137.8 million increased 29.1 percent and operating margin of 17.9 percent expanded by 40 basis points; exclusive of items (acquisition, integration and transition costs) operating margin was 18.5 percent an increase of 100 basis points.

•	Net earnings and earnings per diluted share were $71.2 million and $0.69 per share, increases of 29.9 percent and 27.8 percent, respectively (35.0 percent and 33.3 percent excluding items).

•
During the quarter, the Company signed a definitive agreement to acquire Interturbine Aviation Logistics GmbH, Interturbine Logistics Solutions and Interturbine Technologies GmbH (collectively Interturbine), a leading provider of material management logistics services to global airlines and maintenance, repair and overhaul (MRO) providers, in a €200 million all cash transaction.

SECOND QUARTER CONSOLIDATED RESULTS

Second quarter 2012 revenues of $768.1 million were a record for any quarter, and increased $159.2 million, or 26.1 percent, as compared with the same period of the prior year.  Pro forma revenue growth, giving effect to all acquisitions completed during 2011 and 2012 as if they had occurred on January 1, 2011, was 17.6 percent.

Exclusive of items, second quarter 2012 operating earnings of $142.0 million increased 33.1 percent on the aforementioned 26.1 percent increase in revenues and operating margin of 18.5 percent expanded 100 basis points as compared with the prior year period, while net earnings and net earnings per diluted share were $74.0 million and $0.72 per share, respectively, increases of 35.0 percent and 33.3 percent, respectively, as compared with the second quarter of 2011.

Operating earnings growth and operating margin expansion were driven by the higher sales volume, improved revenue mix and ongoing operational efficiency initiatives.

Second quarter 2012 bookings were strong at approximately $770 million, and the book to bill ratio was 1 to 1. Backlog at June 30, 2012 was approximately $3.7 billion and total backlog, both booked and awarded but unbooked, was approximately $8.1 billion, an increase of approximately 25 percent versus June 30, 2011.

Commenting on the Company’s second quarter 2012 performance, Amin J. Khoury, Chairman and Chief Executive Officer of B/E Aerospace said, “Our strong revenue growth is being driven primarily by the robust new aircraft delivery cycle.  Approximately 65 percent of second quarter bookings were driven by demand for products for new-buy aircraft, offsetting weaker aftermarket demand.  Over the past three years the Company has been booking orders well in excess of the market growth rate and is now recording significant market share gains while delivering at a rate well above the market growth rate.  Our record second quarter results included an operating margin of 18.5 percent, excluding items, an increase of 100 basis points as compared with the prior year period.  The substantial margin expansion was driven by the 20 percent revenue growth in our higher margin distribution business and by margin improvements in our commercial aircraft and business jet segments which more than offset the margin drag from recent consumables management segment acquisitions and related integration costs.”

SECOND QUARTER SEGMENT RESULTS

The following is a tabular summary and commentary of revenues and operating earnings by segment:

REVENUES
Three Months Ended June 30,
($ in millions)
Segment	2012	2011	% Change
Commercial aircraft	$392.3	$308.5	27.2%
Consumables management	286.6	239.9	19.5%
Business jet	89.2	60.5	47.4%
Total	$768.1	$608.9	26.1%

OPERATING EARNINGS
Three Months Ended June 30,
($ in millions)
Segment	2012	2011	% Change
Commercial aircraft	$69.9	$51.9	34.7%
Consumables management	55.5	48.3	14.9%
Business jet	12.4	6.5	90.8%
Total	$137.8	$106.7	29.1%

Second quarter 2012 commercial aircraft segment (CAS) operating earnings of $69.9 million increased 34.7 percent as compared with the prior year period.  Operating margin of 17.8 percent expanded 100 basis points as compared with the prior year period, due to an improved revenue mix and ongoing operational efficiency initiatives.

Second quarter 2012 consumables management segment (CMS) operating earnings of $55.5 million increased 14.9 percent as compared with the prior year period.  Operating earnings, adjusted to exclude items, were $59.7 million and adjusted operating margin was 20.8 percent, an increase of 70 basis points as compared with operating margin for the prior year period.

Second quarter 2012 business jet segment operating earnings of $12.4 million increased 90.8 percent as compared with the prior year period. Operating margin of 13.9 percent expanded 320 basis points as compared with the prior year period, reflecting the 47.4 percent increase in revenues, an improved mix of revenues and ongoing operational improvements.

SIX MONTH CONSOLIDATED RESULTS

For the six months ended June 30, 2012, revenues of $1.5 billion increased 25.3 percent as compared with the prior year period.  Pro forma revenue growth was 17.2 percent.

For the six months ended June 30, 2012, operating earnings of $267.6 million increased 29.4 percent as compared with the prior year.  Operating margin in the current period of 17.7 percent expanded 60 basis points as compared with the prior year period. Exclusive of items, operating earnings were $276.1 million and operating margin was 18.2 percent.

For the six months ended June 30, 2012, net earnings were $140.0 million, or $1.36 per diluted share, increases of 33.2 percent and 32.0 percent, respectively, as compared with the prior year period  (38.8 percent and 37.9 percent, respectively, excluding items).

SIX MONTH SEGMENT RESULTS

The following is a tabular summary and commentary of revenues and operating earnings by segment:

REVENUES
Six Months Ended June 30,
($ in millions)
Segment	2012	2011	% Change
Commercial aircraft	$767.0	$618.8	23.9%
Consumables management	573.4	470.7	21.8%
Business jet	175.0	119.6	46.3%
Total	$1,515.4	$1,209.1	25.3%

OPERATING EARNINGS
Six Months Ended June 30,
($ in millions)
Segment	2012	2011	% Change
Commercial aircraft	$135.4	$101.2	33.8%
Consumables management	107.3	92.9	15.5%
Business jet	24.9	12.7	96.1%
Total	$267.6	$206.8	29.4%

For the six months ended June 30, 2012, CAS operating earnings of $135.4 million increased 33.8 percent as compared with the prior year period.  Operating margin of 17.7 percent expanded 130 basis points as compared with the prior year period, due to an improved revenue mix and ongoing operational efficiency initiatives.

For the six months ended June 30, 2012, CMS operating earnings of $107.3 million increased 15.5 percent as compared with the prior year period.  CMS operating earnings, adjusted to exclude items, were $115.8 million and adjusted operating margin was 20.2 percent, an increase of 50 basis points as compared with operating margin for the prior year period.

For the six months ended June 30, 2012, business jet segment operating earnings of $24.9 million increased 96.1 percent as compared with the prior year period. Operating margin of 14.2 percent expanded 360 basis points, reflecting the 46.3 percent increase in revenues, an improved mix of revenues and ongoing operational improvements.

LIQUIDITY AND BALANCE SHEET METRICS

Second quarter 2012 free cash flow of $47.1 million represents a free cash flow conversion ratio of 66 percent.  Free cash flow in the current quarter reflects capital expenditures of $30.1 million and a 20 percent increase in working capital in support of the 26 percent second quarter increase in revenues and the 25 percent increase in total backlog as compared to June 30, 2011.  As of June 30, 2012, cash was $464 million, net debt, which represents total long term debt of $1.746 billion less cash, was $1.282 billion and the Company’s net debt-to-net capital ratio was 39 percent.  As of June 30, 2012, the Company had no borrowings outstanding on its $750 million revolving credit facility and after giving effect to the pending debt retirement of the 2018 notes the Company will have no debt maturities until 2020.

On July 12, 2012, the Company issued $800 million of senior unsecured notes, priced to yield 4.9 percent, as an add-on to the Company’s existing $500 million issue of 5.25 percent senior unsecured notes due March 2022, and launched a tender offer to acquire any and all of its $600 million issue of 8.5 percent senior unsecured notes due July 2018.  The Company intends to use excess funds remaining after the tender for general corporate purposes, which may include acquisitions.

BOOKINGS/BACKLOG

Bookings during the second quarter of 2012 were strong at approximately $770 million, and reflect a book-to-bill ratio of 1 to 1.  Approximately 65 percent of bookings in the current quarter were driven by a higher level of demand for products to outfit new-buy aircraft.  Backlog at the end of the quarter was approximately $3.7 billion, while total backlog, both booked and awarded but unbooked, was $8.1 billion, an increase of approximately 25 percent as compared with June 30, 2011.

M&A ACTIVITY

On June 25, 2012, the Company announced that it had signed a definitive agreement to acquire Interturbine, a leading provider of material management logistical services to global airlines and maintenance, repair and overhaul (MRO) providers.  Interturbine is a “One Stop Source,” reducing aircraft downtime for airlines and MRO’s.  Over 60 percent of Interturbine’s business is generated on an urgent Aircraft-on-Ground (AOG) basis, requiring response within 4 to 24 hours.  Interturbine provides its customers more than 500,000 part numbers from approximately 3,000 suppliers.  Interturbine’s product range includes chemicals, lubricants, hydraulic fluids, adhesives, coatings, and composites.  Interturbine also supplies fasteners, cables and wires, electronic components, electrical and electromechanical materials, tools, hot bonding equipment and ground equipment to its primary customer base of airlines and MRO providers globally.

OUTLOOK

Commenting on the Company’s outlook, Mr. Khoury stated, “We are confirming our 2012 full year guidance of $2.75 per diluted share in spite of the approximately $0.13 per share interest expense drag on earnings resulting from our first quarter 2012 $500 million senior notes issuance.  The third quarter of 2012 senior notes issuance and tender (exclusive of a one-time charge of approximately $0.55 per share for debt prepayment expense) is expected to be approximately neutral to 2012 EPS.  The $2.75 EPS guidance represents earnings per share growth of approximately 23 percent (38 percent on a comparable interest expense and comparable tax rate basis).  Our total backlog, both booked and awarded but unbooked, of approximately $8.1 billion, our expectation of significantly higher levels of wide-body aircraft deliveries, the expectation for continued growth in global passenger travel, and the attendant increases in capacity all provide a solid foundation for strong revenue and earnings growth.”

The Company’s 2012 financial guidance is as follows:

•	The Company expects continued strong orders in 2012 driven by the robust wide-body aircraft delivery outlook and expects to end the year with a book-to-bill ratio in excess of 1 to 1.

•	2012 revenues are expected to be approximately $3.0 billion.

•
The Company expects 2012 EPS of approximately $2.75 per diluted share, exclusive of the debt prepayment charge associated with the retirement of the Company’s 8.5 percent senior unsecured notes due July 2018 which is expected to be approximately $0.55 per diluted share.  The EPS guidance of $2.75 per diluted share represents a year-over-year increase of approximately 23 percent (38 percent on a comparable interest expense and comparable tax rate basis).

•	2012 free cash flow conversion ratio is expected to be approximately 75 percent of net earnings.

Adjusted operating earnings, adjusted operating margin, CMS adjusted operating earnings, CMS adjusted operating margin, adjusted net earnings per diluted share, free cash flow and free cash flow conversion ratio are presented in this press release; these are non-GAAP financial measures.  For more information see “Reconciliation of Non-GAAP Financial Measures.”

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such forward-looking statements involve risks and uncertainties. The Company’s actual experience and results may differ materially from the experience and results anticipated in such statements.  Factors that might cause such a difference include those discussed in the Company’s filings with the Securities and Exchange Commission (SEC), which include its Proxy Statement, Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. For more information, see the section entitled “Forward-Looking Statements” contained in the Company’s Annual Report on Form 10-K and in other filings. The forward-looking statements included in this news release are made only as of the date of this news release and, except as required by federal securities laws and rules and regulations of the SEC, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About B/E Aerospace

B/E Aerospace is the world’s leading manufacturer of aircraft cabin interior products and the world’s leading distributor of aerospace fasteners and consumables.  B/E Aerospace designs, develops and manufactures a broad range of products for both commercial aircraft and business jets.  B/E Aerospace manufactured products include aircraft cabin seating, lighting, oxygen, food and beverage preparation and storage equipment, galley systems, and modular lavatory systems.  The Company also provides cabin interior reconfiguration, program management and certification services.  B/E Aerospace sells and supports its products through its own global direct sales and product support organization.  For more information, visit the B/E Aerospace website at www.beaerospace.com.

BE AEROSPACE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
(In Millions, Except Per Share Data)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	June 30,	June 30,	June 30,	June 30,
	2012	2011	2012	2011

Revenues	$768.1	$608.9	$1,515.4	$1,209.1
Cost of sales	474.8	375.8	938.6	753.3
Selling, general and administrative	109.8	89.3	217.1	174.7
Research, development and engineering	45.7	37.1	92.1	74.3

Operating earnings	137.8	106.7	267.6	206.8

Operating earnings, as percentage of revenues	17.9%	17.5%	17.7%	17.1%

Interest expense	33.2	26.0	61.6	52.2

Earnings before income taxes	104.6	80.7	206.0	154.6

Income taxes	33.4	25.9	66.0	49.5

Net earnings	$71.2	$54.8	$140.0	$105.1

Net earnings per common share:
Basic	$0.70	$0.54	$1.37	$1.04
Diluted	$0.69	$0.54	$1.36	$1.03

Weighted average common shares:
Basic	102.0	100.9	102.0	100.9
Diluted	102.6	101.8	102.6	101.7

BE AEROSPACE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In Millions)

	June 30,	December 31,
	2012	2011

ASSETS

Current assets:
Cash and cash equivalents	$463.6	$303.5
Accounts receivable	422.9	333.2
Inventories	1,667.1	1,480.4
Deferred income taxes	6.0	37.2
Other current assets	50.3	30.6
Total current assets	2,609.9	2,184.9
Long-term assets	2,014.5	1,652.4
	$4,624.4	$3,837.3

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities	$696.2	$580.0
Total long-term liabilities	1,903.2	1,384.7
Total stockholders' equity	2,025.0	1,872.6
	$4,624.4	$3,837.3

BE AEROSPACE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In Millions)

	SIX MONTHS ENDED
	June 30,	June 30,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$140.0	$105.1
Adjustments to reconcile net earnings to net cash flows provided by operating activities, net of effects from acquisitions:
Depreciation and amortization	35.1	30.3
Deferred income taxes	48.3	31.0
Non-cash compensation	12.5	12.8
Provision for doubtful accounts	2.2	1.0
Loss on disposal of property and equipment	0.6	0.4
Tax benefits realized from prior exercises of employee stock options and restricted stock	(3.0)	(15.2)
Changes in operating assets and liabilities:
Accounts receivable	(70.6)	(58.4)
Inventories	(121.2)	(43.9)
Other current assets and other assets	(23.3)	7.1
Accounts payable and accrued liabilities	104.3	60.4
Net cash provided by operating activities	124.9	130.6

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(53.4)	(21.1)
Acquisitions, net of cash acquired	(407.1)	(17.1)
Other	(0.2)	-
Net cash used in investing activities	(460.7)	(38.2)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from common stock issued	2.7	1.8
Purchase of treasury stock	(0.3)	--
Tax benefits realized from prior exercises of employee stock options and restricted stock	3.0	15.2
Borrowings on line of credit	215.0	30.0
Repayments on line of credit	(215.0)	(30.0)
Proceeds from long-term debt	500.0	--
Principal payments on long-term debt	(0.3)	(0.3)
Debt origination costs	(9.8)	--
Net cash provided by financing activities	495.3	16.7

Effect of exchange rate changes on cash and cash equivalents	0.6	5.4

Net increase in cash and cash equivalents	160.1	114.5
Cash and cash equivalents, beginning of period	303.5	78.7
Cash and cash equivalents, end of period	$463.6	$193.2

BE AEROSPACE, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

This release includes “adjusted operating earnings,” “adjusted operating margin,” “CMS adjusted operating earnings,” “CMS adjusted operating margin,” “adjusted net earnings per diluted share,” “free cash flow” and “free cash flow conversion ratio” each of which are “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934, as amended (Exchange Act).

We define “adjusted net earnings per diluted share” as net earnings per diluted share as reported under GAAP before acquisition, integration and transition costs.

We define “adjusted operating earnings” as operating earnings as reported under GAAP before acquisition, integration and transition costs. “Adjusted operating margin” is adjusted operating earnings reflected as a percentage of revenue for the relevant period on a consolidated or segment basis.

We define “CMS adjusted operating earnings” as operating earnings before acquisition, integration and transition costs. “CMS adjusted operating margin” is adjusted operating earnings reflected as a percentage of revenue for the relevant period on a segment basis.

We use adjusted operating earnings, adjusted operating margin, CMS adjusted operating earnings, CMS adjusted operating margin and adjusted earnings per diluted share to evaluate and assess the operational strength and performance of our business and of particular segments of our business. We believe these financial measures are relevant and useful for investors because it allows investors to have a better understanding of the Company’s actual operating performance unaffected by the acquisition, integration and transition costs associated with recent acquisitions. These financial measures should not be viewed as a substitute for, or superior to, operating earnings, in the case of adjusted operating earnings, the most directly comparable GAAP measures, as a measure of the Company’s operating performance.

The Company defines “free cash flow” as net cash flows provided by operating activities less capital expenditures.  The Company uses free cash flow to provide investors with an additional perspective on the Company’s cash flow provided by operating activities after taking into account reinvestments.  Free cash flow does not take into account debt service requirements and therefore does not reflect an amount available for discretionary purposes.  The Company defines “free cash flow conversion ratio” as free cash flow expressed as a percentage of the Company’s net earnings.  The Company uses free cash flow conversion ratio to provide investors with a measurement of its ability to convert earnings into free cash flow.

Pursuant to the requirements of Regulation G of the Exchange Act, we are providing the following tables that reconcile adjusted net earnings, adjusted operating earnings, CMS adjusted operating earnings, and free cash flow to the most directly comparable GAAP financial measures:

RECONCILIATION OF NET EARNINGS PER DILUTED SHARE
TO ADJUSTED NET EARNINGS PER DILUTED SHARE
(In Millions, Except Per Share Data)
	Three	Six
	Months Ended	Months Ended
	June 30,	June 30,
	2012	2012
Net earnings, as reported	$71.2	$140.0
Acquisition, integration and transition costs	4.2	8.5
Adjustments to income taxes *	(1.4)	(2.6)
Adjusted net earnings	$74.0	$145.9
Adjusted net earnings per common share	$0.72	$1.42

Diluted weighted average common shares	102.6	102.6

* Adjustments to income taxes on AIT costs (tax rate of ~32% for second quarter 2012 and for 6 months ended June 30, 2012)

RECONCILIATION OF OPERATING EARNINGS TO ADJUSTED OPERATING EARNINGS
(In Millions)
	Three	Six
	Months Ended	Months Ended
	June 30,	June 30,
	2012	2012
Operating earnings	$137.8	$267.6
Acquisition, integration and transition costs	4.2	8.5
Adjusted operating earnings	$142.0	$276.1

RECONCILIATION OF CONSUMABLES MANAGEMENT SEGMENT
OPERATING EARNINGS TO ADJUSTED OPERATING EARNINGS
(In Millions)
	Three	Six
	Months Ended	Months Ended
	June 30,	June 30,
	2012	2012
Operating earnings	$55.5	$107.3
Acquisition, integration and transition costs	4.2	8.5
Adjusted operating earnings	$59.7	$115.8

RECONCILIATION OF NET CASH FLOW PROVIDED BY
OPERATING ACTIVITIES TO FREE CASH FLOW
(In Millions)
	Three	Six
	Months Ended	Months Ended
	June 30,	June 30,
	2012	2012

Net cash flow provided by operating activities	$77.2	$124.9
Capital expenditures	(30.1)	(53.4)
Free cash flow	$47.1	$71.5